Exhibit 99.2
JCPENNEY ANNOUNCES PLAN TO OPTIMIZE RETAIL OPERATIONS,
ADVANCE GROWTH AND DRIVE PROFITABILITY

PLANO, Texas - (Feb. 24, 2017) - J. C. Penney Company, Inc. (NYSE:JCP) today announced it is implementing a plan to optimize its national retail operations as part of the Company’s successful return to profitability. Under the plan, the Company expects to close two distribution facilities and approximately 130 - 140 stores over the next few months. These strategic decisions will help align the Company’s brick-and-mortar presence with its omnichannel network, thereby redirecting capital resources to invest in locations and initiatives that offer the greatest revenue potential.

“In 2016, we achieved our $1 billion EBITDA target and delivered a net profit for the first time since 2010; however, we believe we must take aggressive action to better align our retail operations for sustainable growth. During the year, it became evident the stores that could fully execute the Company’s growth initiatives of beauty, home refresh and special sizes generated significantly higher sales, and a more vibrant in-store shopping environment,” said Marvin R. Ellison, chairman and chief executive officer of JCPenney. “We believe the relevance of our brick and mortar portfolio will be driven by the implementation of these initiatives consistently to a larger percent of our stores. Therefore, our decision to close stores will allow us to raise the overall brand standard of the Company and allocate capital more efficiently.”
“We understand that closing stores will impact the lives of many hard working associates, which is why we have decided to initiate a voluntary early retirement program for approximately 6,000 eligible associates. By coordinating the timing of these two events, we can expect to see a net increase in hiring as the number of full-time associates expected to take advantage of the early retirement incentive will far exceed the number of full-time positions affected by the store closures,” added Ellison.
“We believe closing stores will also allow us to adjust our business to effectively compete against the growing threat of online retailers. Maintaining a large store base gives us a competitive advantage in the evolving retail landscape since our physical stores are a destination for personalized beauty offerings, a broad array of special sizes, affordable private brands and quality home goods and services. It is essential to retain those locations that present the best expression of the JCPenney brand and function as a seamless extension of the omnichannel experience through online order fulfillment, same-day pick up, exchanges and returns,” said Ellison.
“While many pure play e-commerce companies are experiencing dramatically increasing fulfillment costs, we are pleased with the double digit growth of jcpenney.com and how leveraging our brick and mortar locations is enabling us to offset the last-mile delivery cost. We believe the future winners in retail will be the companies that can create a frictionless interaction between stores and e-commerce, while leveraging physical locations to minimize the growing operational costs of delivery. In fact, in 2016 approximately 75% of all online orders touched a physical store. Even with a reduced store count, JCPenney is competitively positioned to deliver a differentiated department store model that meets the expectations of a digital world with an inspiring, tangible shopping environment,” Ellison added.
As a result of the store actions, JCPenney will close a distribution center located in Lakeland, Fla. in early June, at which time operations will transfer to the Company’s logistics facility in Atlanta as part of a strategic effort to streamline store support services. The Company also is in the process of selling its supply chain facility in Buena Park, Calif. in an effort to monetize a lucrative real estate asset.

Associates who will be impacted by the store and distribution center closures will receive separation benefits, which includes assistance identifying other employment opportunities and outplacement services such as resume writing and interview preparation.

Eligibility for the Voluntary Early Retirement Program (VERP) will generally include home office, stores and supply chain personnel who met certain criteria related to age and years of service as of Jan. 31. Approximately 6,000 associates are eligible for the program. Current costs and future savings will be based on the number of associates who accept on or before March 17 when the consideration period expires. The Company’s qualified pension plan will remain in a well-funded status post VERP. No cash contributions to the pension plan are anticipated for the foreseeable future. Charges related to the VERP, of which the vast majority will be non-cash, will be reported in the Company’s first quarter fiscal 2017 results.

FINANCIAL IMPACT
The total store closures represent approximately 13 - 14 % of the Company’s current store portfolio, less than 5% of total annual sales, less than 2% of EBITDA and 0% of net income. The stores identified for closure either require significant capital to achieve the Company’s new brand standard or are minimally cash flow positive today relative to the Company’s overall consolidated average. Comparable sales performance for the closing stores was significantly below the remaining store base and these stores operate at a much higher expense rate given the lack of productivity. Once cycled, these closures are expected to be net income neutral.

The annual cost savings resulting from these strategic decisions, primarily occupancy, payroll, home office support, corporate administration and other store-related expenses, are estimated at approximately $200 million. During the first half of 2017, the Company expects to record an estimated pre-tax charge of approximately $225 million, primarily lease termination obligation expenses, non-cash asset impairments and transition costs, in connection with this initiative.

The Company plans to release a full list of planned closures in mid-March pending notification of all affected personnel. Nearly all impacted stores are expected to close in the second quarter of 2017.

“I have a deep appreciation and respect for our associates who are on the front lines working tirelessly to serve our customers every day. Closing a store is never an easy decision, especially given the local impact on valued employees and our most loyal shoppers,” said Ellison. “While any actions that reduce or exclude our presence in communities across the country is always difficult, it is essential that JCPenney continues to evolve in order to achieve long-term growth and profitability and deliver on shareholder value.”

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every customer’s shopping experience is worth her time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, she will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands. Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements:
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, earnings and cash flows. Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake to update these forward-looking statements as of any future date.

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